                                                                    EXHIBIT 99.1

Laura Crowley                                           Leslie Green
General Magic, Inc.                                     Stapleton Communications
1 + 408 774 4457                                        1 + 650 470 0200
                                                        leslie@stapleton.com

               GENERAL MAGIC ANNOUNCES FOURTH QUARTER AND YEAR-END

                                  2001 RESULTS

                 General Magic to Partner with InterVoice-Brite

     SUNNYVALE, Calif. (January 31, 2002) -- General Magic, Inc., (Nasdaq:
GMGC), a leading provider of voice infrastructure software, today announced its operating results for the fourth quarter and year ended December 31, 2001.

     "Our financial results this quarter demonstrate our commitment to continually managing our expenses while recasting the Company as a software company and developing customers and revenue for our new products," said Kathie Layton, Chief Executive Officer and President of General Magic. "With the addition of two new customers, our new partnership with iVB, and our new product, the magicTalk Enterprise Platform, we are well positioned for growth as we enter 2002."

FINANCIAL RESULTS

     Revenue for the fourth quarter ended December 31, 2001, was $1.8 million, compared with $1.6 million in the third quarter of 2001 and with $2.6 million in the fourth quarter of 2000. Most of the revenues in the fourth quarter of 2000 were non-recurring development fees for the OnStar Virtual Advisor. Revenues for the quarters ended September 30, and December 31, 2001 represent a combination of hosting and professional services contracts for continued development and maintenance of the OnStar Virtual Advisor.

     The Company incurred a loss applicable to common stockholders of $5.6 million, or $0.07 per diluted share, in the fourth quarter of 2001. This compares favorably with a loss applicable to common stockholders of $6.5 million, or $0.09 per diluted share in the third quarter of 2001 and with a loss applicable to common stockholders of $8.0 million, or $0.13 per diluted share in the fourth quarter of 2000. The loss applicable to common stockholders for the fourth quarter of 2001 was adjusted downward to reflect a positive $1.1 million non-cash adjustment to accumulated deficit related to a gain on the conversion of the Series D and F preferred stock (approx. $1.1 million) that offset a charge for


                                     -more-

                                     General Magic Report 4th Quarter Results/-2


dividends on preferred stock (approx. $10 thousand), compared with an $81 thousand downward non-cash adjustment related to dividends on preferred stock during the same period in 2000. Excluding the effect of these non-cash adjustments, the Company incurred a net loss of $6.7 million or $0.08 per share for the fourth quarter of 2001 compared with $6.1 million or $0.09 per share for the third quarter of 2001 and with $7.9 million or $0.13 per share for the fourth quarter 2000.

     Cost of revenues and operating expenses for the fourth quarter of 2001 were $8.2 million compared with $7.8 million in the third quarter of 2001 and with $8.5 million for the fourth quarter of 2000. Development expenses for the fourth quarter of 2001 increased over the third quarter of 2001, reflecting the Company's successful effort to ensure timely delivery of the magicTalk Enterprise Platform.

     Cash and short-term investments totaled $10.0 million, as of December 31, 2001, compared with $9.9 million at September 30, 2001, reflecting a net cash burn of $4.2 million prior to any financings. As of December 31, 2001, there were 92.9 million shares of common stock outstanding.

     For the year ended December 31, 2001, revenue was $5.6 million, compared with $10.7 million for the year ended December 31, 2000. While most of the revenues in the year 2000 were non-recurring development fees for the OnStar Virtual Advisor, revenues commencing in the year 2001 represent a combination of hosting and professional services contracts for continued development and maintenance of the OnStar Virtual Advisor. The Company incurred a loss applicable to common stockholders of $27.2 million, or $0.38 per diluted share for the year ended December 31, 2001, compared with a loss applicable to common stockholders of $42.9 million, or $0.77 per diluted share, for the year ended December 31, 2000. The net loss per diluted share for the year ended December 31, 2001 included $353,000 in positive adjustments, or $0.01 per diluted share, to accumulated deficit related to a gain recognized on the conversion of Series D and F preferred stock, and the effects of favorable conversion rights on Series H preferred stock and dividends on preferred stock. The net loss per diluted share for the year ended December 31, 2000 includes $7.8 million, or $0.14 per diluted share, in downward adjustments to accumulated deficit related to favorable conversion rights on Series H preferred stock and dividends on preferred stock during the period. Excluding the effect of non-cash adjustments, the Company incurred a net loss of $27.5 million or $0.38 per diluted share for the twelve months of 2001 compared with $35.1 million or $0.63 per diluted share for the same period in 2000.

                                     General Magic Report 4th Quarter Results/-3


     For the year ended December 31, 2001, cost of revenues and operating expenses were $33.5 million, compared with $43.6 million for the same period in 2000.

INTERVOICE-BRITE

     The Company also announced today that it has reached an agreement in principal to partner with InterVoice-Brite (Nasdaq: INTV), a leading provider of speech and self-service solutions serving millions of enterprise customers and institutions worldwide. The companies have signed a Memorandum of Understanding to implement a strategic partnership agreement to integrate elements of their respective technologies and engage in joint marketing initiatives to provide next-generation Interactive Voice Response (IVR) systems that leverage advanced Internet/Web technologies based on the magicTalk Enterprise Platform. The Company anticipates this agreement will represent a multi-year, multi-million dollar contract. A joint press release discussing the details of the partnership, issued on January 31, 2002, is available on the General Magic website.

RAISING ADDITIONAL CAPITAL

     On December 4, 2001 the Company announced that it had consummated a private financing transaction in which it raised $4.7 million, prior to offering expenses, through the sale of common stock to Zimmer Lucas Partners, LLC, and other institutional investors. The funds raised are being used for working capital to support the maintenance, growth and progress of the Company. The Company expects to raise additional capital in the first half of 2002 to fund its continuing operations and plans to evaluate several different financing methods in the process.

NASDAQ LISTING STATUS

     In response to the extraordinary market conditions following the tragedy on Sept. 11, Nasdaq issued a moratorium on several of the listing requirements, including minimum bid price of $1.00, for the Nasdaq National Market System through January 2, 2002. As of January 2nd, the listing requirements for the National Market were reinstated and the timetable for the Company to regain compliance was reset. For your information, this means that if our common stock fails to achieve the required minimum bid price of $1.00 by the market's close on February 13, 2002, then we will be entering into the 90-day "grace period" in which to regain compliance with that rule.

                                     General Magic Report 4th Quarter Results/-4


     In connection with its press release announcing the lifting of the moratorium, Nasdaq also announced that it is allowing National Market companies that are unable to regain compliance with the National Market's minimum bid price requirement but that do meet the Initial listing requirements of the Small Cap Market, to list with the Small Cap Market--a more transparent and better regulated market than the available alternatives. Although the Small Cap Market traditionally requires the same minimum bid price of $1.00 as The National Market, Nasdaq has proposed a longer and more flexible grace period during which to meet the minimum bid price requirement for the Small Cap Market. The proposal would suspend the Small Cap's minimum bid price requirement for transitioning National Market companies for an additional 180 days, allowing those companies to implement plans during that period to regain compliance with the minimum bid requirement. If a National Market Company is able to regain compliance with the minimum bid price requirement by year's end while on the Small Cap Market, and at the same time is able to maintain compliance with all of the other requirements for continued listing on the National Market during its rebuilding phase, then it will be allowed to rejoin the National Market at that time.

NOTIFICATION OF SPECIAL SHAREHOLDER MEETING

     The Company recently distributed definitive proxy materials on behalf of its Board of Directors to stockholders of record in connection with a special meeting of shareholders to be held on February 26th, 2002 at the Westin Hotel in Santa Clara, California. For information on how to obtain a copy of the definitive proxy, or for directions or other logistical questions pertaining to the special meeting, please contact the Investor Relations department at General Magic.

GUIDANCE FOR THE FIRST AND SECOND QUARTER OF 2002

o Revenue in the first quarter of 2002 is expected to be in the range of $2.1 to $2.5 million dollars, which represents a 17% - 39% increase over the fourth quarter 2001.

o Revenue for the second quarter of 2002 is expected to be in the range of $3.2 - $3.7 million dollars, which represents a 50% increase over the first quarter.

o This revenue growth is expected primarily from the Company's software product line.

o Cost of revenues and operating expenses for the first quarter of 2002 are expected to be between $8.8 and $9.7 million dollars. This projection includes approximately $900 thousand dollars in depreciation and amortization expense. The increase in costs and expenses is attributed to expansion of our sales staff, both internal and external professional services staff and customer support.

                                     General Magic Report 4th Quarter Results/-5


o Cost of revenues and operating expenses for the second quarter of 2002 are expected to be between $10.1 and $10.9 million dollars. This projection includes approximately $700 thousand dollars in depreciation and amortization expense.

o Net cash burn prior to any financings is expected to be between $5.0 and $6.5 million dollars for the first quarter of 2002 and $5.5 and $6.4 million dollars for the second quarter of 2002.

CONFERENCE CALL ON THURSDAY, JANUARY 31 AT 4:30 P.M. EASTERN TIME

     General Magic's management will conduct a conference call this afternoon at 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2001 results for 2002. Investors and interested parties may dial in to the conference call at 712-257-2366, using the password "General Magic" to join, or may instead listen to the call via a live webcast accessible on the Investor Relations page of the Company's Web site, http://www.generalmagic.com. A telephone replay of the call will be available for approximately two weeks, beginning at 8:00 p.m. Eastern Time, January 31, and ending on February 14, by dialing 402-220-3696. The webcast of the conference call will be accessible through the Company's website until March 3, 2002.

ABOUT GENERAL MAGIC

     General Magic is a leading voice infrastructure software company that provides enterprise-grade software and supporting voice dialog design and hosting services that enable companies to quickly and efficiently provide anytime, anywhere access to information and services over the telephone. General Magic's VoiceXML & J2EE(TM)-based solutions enable enterprises to easily integrate voice access into enterprise applications using a broad selection of speech recognition technologies and telephony interfaces. These solutions make voice a strategic tool in helping businesses improve the customer experience, reduce transaction costs, and provide high quality, voice branded access to content and services. General Magic is headquartered in Sunnyvale, Calif. For additional information, visit www.generalmagic.com.

                                      # # #

     General Magic notes that certain statements in this press release are forwarding-looking and are based on company management's current expectations. Forward-looking statements in this press release, such as earning guidance for the first and second quarters of 2002, while based upon management's current expectations and belief, which management believes reasonable, are subject to certain known and unknown risks, uncertainties and other factors inherent in attempts to forecast the future

                                     General Magic Report 4th Quarter Results/-6


that may cause industry trends, or actual results, performance or achievement to be materially different from any future trends, results, performance or achievements expressed or implied by these statements. These include, among others, risks and uncertainties concerning the adequacy of the Company's financial resources to execute its business plan; market acceptance of the Company's technologies and services; the Company's dependence on its primary customer; the Company's ability to attract, retain and motivate key technical, marketing and management personnel; the ability of the Company to establish and maintain relationships with businesses that have high volume customer interactions, and to establish alliances with companies that offer technology solutions for such businesses; and the Company's ability to respond to competitive developments. You are cautioned not to place undue reliance on any forward-looking statements. Risk factors that could cause future results to differ from managements' expectations are detailed in General Magic's Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on November 21, 2001.

     General Magic and magicTalk are trademarks of General Magic, Inc., which may be registered in some jurisdictions.


FINANCIAL TABLES ATTACHED

                              GENERAL MAGIC, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                     ASSETS

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 2001            2000
                                                             ------------    ------------
Current assets:
  Cash and cash equivalents ............................      $   8,989       $  12,344
  Short-term investments ...............................            995           6,700
  Accounts Receivable ..................................          1,247           1,924
  Other current assets .................................            561             747
                                                              ---------       ---------
    Total current assets ...............................         11,792          21,715
                                                              ---------       ---------
Property and equipment, net ............................          3,460           8,761
Other assets ...........................................             93             497
                                                              ---------       ---------
    Total assets .......................................      $  15,345       $  30,973
                                                              =========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable ......................................      $     987       $   1,888
 Accrued expenses ......................................          3,613           3,763
 Notes Payable - current ...............................            613              --
 Deferred revenue and other current liabilities ........            862             280
                                                              ---------       ---------
    Total current liabilities ..........................          6,075           5,931
Other long-term liabilities ............................          3,231           2,161
                                                              ---------       ---------
    Total liabilities ..................................      $   9,306       $   8,092
                                                              =========       =========
Commitments
Redeemable, convertible Series D & F preferred stock,
  $0.001 par value
  Stated at involuntary liquidation preference;
  Authorized: 2 shares; issued and outstanding:
    2001 -- 0; 2000 -- 0 ...............................      $      --       $   7,136
Stockholders' equity:
Convertible preferred stock, $0.001 par value
  Authorized: 482 shares; issued and outstanding:
    2001 -- 2; 2000 -- 2 ...............................              2               2
Common stock, $0.001 par value; authorized: 150,000
  shares;
  Issued and outstanding: 2001 -- 93,388; 2000 -- 64,861             93              65
Additional paid-in capital .............................        347,174         329,431
Accumulated other comprehensive gain/(loss) ............              1              (3)
Accumulated deficit ....................................       (340,730)       (313,547)
                                                              ---------       ---------
                                                                  6,540          15,948
Less treasury stock, at cost: 2001 -- 527; 2000 -- 46 ..           (501)           (203)
                                                              ---------       ---------
  Total stockholders' equity ...........................          6,039          15,745
                                                              ---------       ---------
                                                              $  15,345       $  30,973
                                                              =========       =========

                               GENERAL MAGIC, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                         THREE-MONTH PERIODS     TWELVE-MONTH PERIODS
                                                ENDED                   ENDED
                                             DECEMBER 31,            DECEMBER 31,
                                         --------------------    --------------------
                                           2001        2000        2001        2000
                                         --------    --------    --------    --------
Revenues:
 Service revenue -- related party ....   $  1,780    $  2,489    $  5,357    $ 10,122
 Service revenue .....................         12         121         214         472
 Licensing revenue ...................         23          23          61          80
                                         --------    --------    --------    --------
     Total revenue ...................      1,815       2,633       5,632      10,674
 Costs and expenses:
   Cost of service revenue -- related
     party ...........................        893       1,033       2,633       4,538
   Network operations ................      1,124       1,749       5,233       9,068
   Research and development ..........      2,003         963       6,531       5,772
   Selling, general and administrative      2,770       3,218      13,402      17,834
   Depreciation and amortization .....      1,434       1,506       5,710       6,102
   Compensation expense associated
     with stock ......................         --          --          --         246
                                         --------    --------    --------    --------
     Total costs and expenses ........      8,224       8,469      33,509      43,560
                                         --------    --------    --------    --------
Loss from operations .................     (6,409)     (5,836)    (27,877)    (32,886)
Other income (expense), net ..........       (264)     (2,102)        343      (2,182)
                                         --------    --------    --------    --------
Loss before income taxes .............     (6,673)     (7,938)    (27,534)    (35,068)
Income taxes .........................         --           7           2          39
                                         --------    --------    --------    --------
     Net loss ........................   $ (6,673)   $ (7,945)   $(27,536)   $(35,107)
                                         --------    --------    --------    --------
Dividends on preferred stock .........        (10)        (81)       (646)       (420)
Gain on conversion of Series D and
  Series F preferred stock ...........      1,063          --       1,063          --
Favorable conversion rights on
  convertible Series H preferred
  stock ..............................         --          --         (64)     (7,366)
                                         --------    --------    --------    --------
Loss applicable to common stockholders   $ (5,620)   $ (8,026)   $(27,183)   $(42,893)
                                         ========    ========    ========    ========

Basic and diluted loss per share .....   $  (0.07)   $  (0.13)   $  (0.38)   $  (0.77)
                                         ========    ========    ========    ========
Shares used in computing per share
  amounts.............................     82,246      61,996      72,402      55,441

Net loss applicable to common stockholders for the three-month period ended December 31, 2001 includes the net loss for the period and $1.1 million in adjustments to accumulated deficit related to dividends on preferred stock and gain on conversion of Series D and F preferred stock. Net loss applicable to common stockholders for the three-month period ended December 31, 2000 includes the net loss for the period and $81 thousand in adjustments to accumulated deficit related to dividends on preferred stock during the period.

Net loss applicable to common stockholders for the twelve-month period ended December 31, 2001 includes the net loss for the period and $353 thousand in adjustments to accumulated deficit related to favorable conversion rights on Series H preferred stock, dividends on preferred stock and gain on conversion of Series D and F preferred stock. Net loss applicable to common stockholders for the twelve-month period ended December 31, 2000 includes the net loss for the period and $7.8 million in adjustments to accumulated deficit related to favorable conversion rights on Series H preferred stock and dividends on preferred stock during the period.